EXHIBIT 99.1

AntriaBio Formally Engages CRO for the Conduct of its Phase I First-in-Human Clinical Trial of AB101

LOUISVILLE, CO – (Marketwired) – May 1, 2017 – AntriaBio, Inc. (“AntriaBio or the “Company”) (OTCQB: ANTB), a biopharmaceutical company specializing in the development of innovative drug therapies for patients with diabetes and metabolic diseases, announced today that it has formally engaged Prosciento to conduct AntriaBio’s first-in-human clinical study of AB101, a once-weekly basal insulin for patients with diabetes mellitus. Prosciento, formerly known as Profil Institute for Clinical Research, is a clinical research organization (CRO) specializing in diabetes mellitus and other metabolic diseases.

AntriaBio plans to file an Investigational New Drug (IND) application for AB101 with the FDA in June 2017 and subsequently initiate a Phase 1 clinical study that will assess the safety, pharmacokinetics and pharmacology of sequential single doses of AB101 in subjects with type 1 diabetes mellitus.

“We are very excited to begin our first-in-human clinical study of once-weekly insulin and to have the opportunity to partner with Prosciento and leverage their extensive experience in conducting insulin pharmacology studies,” stated Brian Roberts, M.D., Vice President of Clinical Development at AntriaBio. “We look forward to generating clinical data that we believe will affirm the safety and long-acting pharmacology profile observed in preclinical proof of concept studies.”

About AntriaBio, Inc.
AntriaBio is a patient-centric biopharmaceutical growth company specializing in the development of innovative drug therapies for patients with diabetes and metabolic diseases. AntriaBio's lead product candidate is AB101, an injectable once-weekly basal insulin for type 1 and type 2 diabetes that addresses a >$10 billion market where the current standard of care is a once-daily basal insulin injection. For more information visit: www.antriabio.com.

Forward-Looking Statements
 This release, like many written and oral communications presented by AntriaBio, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "could," "may," "should," "will," "would," or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, AntriaBio undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

AntriaBio, Inc. Contact:
Noopur Liffick
VP of Corporate Development
 (650) 549-4175
investor-relations@antriabio.com

Source: AntriaBio Inc.